Exhibit 99.1

AFFORDABLE RESIDENTIAL COMMUNITIES ANNOUNCES

THIRD QUARTER 2006 RESULTS

DENVER, CO — (BUSINESS WIRE) — Thursday, November 2, 2006 — Affordable Residential Communities Inc. (NYSE:ARC) today announced results for the third quarter ended September 30, 2006.

Third Quarter Operating Results

Consolidated gross revenue for the third quarter of 2006 was $61.2 million compared to $61.6 million in the second quarter of 2006 and $65.7 million in the third quarter of 2005.  Net loss attributable to common stockholders for the third quarter of 2006 was ($9.8) million, or ($0.24) per share, compared to net income of $0.2 million, or $0.01 per share, in the second quarter of 2006 and a net loss of ($126.9) million, or ($3.10) per share, in the third quarter of 2005.  The third and second quarter of 2006 results include gains on sales of discontinued operations of $5.2 million, or $0.13 per share, and $15.6 million, or $0.38 per share, respectively.  Net loss attributable to common stockholders for the third quarter of 2005 includes $101.0 million of impairment and executive severance charges, net of minority interest.

Net loss from continuing operations in the third quarter of 2006 was ($12.7) million, as compared to ($12.8) million in the second quarter of 2006, reflecting a reduction in retail net segment losses and decreased depreciation and interest expense partially offset by decreased community net segment income.  As compared to the third quarter of 2005 loss from continuing operations of ($117.8) million, net segment income reflects increased net segment income and reduced property management, general and administrative and interest expenses.  The 2005 results from continuing operations include $94.7 million of impairment and executive severance charges, net of minority interest.

Net segment income was $33.8 million in the third quarter of 2006 as compared to $34.8 million in the second quarter of 2006, reflecting decreased community net segment income partially offset by decreased retail net segment losses.  Community net segment income decreased to $34.9 million the third quarter of 2006 as compared to $36.9 million in the second quarter of 2006 primarily as a result of higher operating expenses primarily for repairs and maintenance.  Net segment income increased by $9.9 million as compared to the $23.9 million recorded in the third quarter of 2005, reflecting increased real estate net segment income and reduced retail sales net segment loss.

Retail net segment loss was ($1.1) million in the third quarter of 2006, as compared to ($1.7) million in the second quarter of 2006 and ($4.7) million in the third quarter of 2005.  Third quarter 2006 results reflect decreased operating expenses, increased gross margins and lower volume of homes sold.  The decreased operating expenses resulted primarily from decreased commissions incurred for leasing activity and decreased advertising expenses.

Net occupancy decreased by 121 residents during the third quarter of 2006 to overall occupancy of 83.3% compared with a net occupancy decrease of 85 residents in the second quarter of 2006 to 83.5% and a net occupancy increase of 351 residents to 85.2% in the third quarter of 2005.  As compared to the second quarter of 2006, the Company had approximately equal homeowner and home renter activity.  As compared to the third quarter of 2005, the Company had lower homeowner and home renter move-outs, higher homeowner and home renter move-ins and lower home sales and lease with option to purchase transactions.

General and administrative and property management expenses were $5.0 million and $1.5 million, respectively, in the third quarter of 2006 as compared to $5.0 million and $1.6 million in the second quarter of 2006, respectively, and $7.3 million and $3.0 million in the third quarter of 2005, respectively.  As compared to the third quarter of 2005, such expenses reflect lower employee costs for salary and benefits and travel and lower costs related to compliance with Company’s internal control evaluation as required by the Sarbanes-Oxley Act.  In addition, the third quarter of 2005 includes a $1.0 million charge for executive severance.

Interest expense was $18.7 million in the third quarter of 2006, as compared to $20.0 million in the second quarter of 2006 and $19.6 million in the third quarter of 2005.  As compared to the second quarter of 2006, interest expense reflects decreases in rates on the Company’s variable rate debt, primarily due to the refinance of our senior variable rate mortgage and revolving credit mortgage facility, as discussed below.  As compared to the third quarter of 2005, interest expense also reflects lower average debt balances as a result of repayments from the net proceeds of community sales in the first nine months of 2006.

Nine Month Operating Results

Consolidated gross revenue for the nine months ended September 30, 2006, was $183.2 million as compared to $193.0 million in the nine months ended September 30, 2005.  Real estate revenue was $174.1 million in the nine months ended September 30, 2006 as compared to $156.9 million in the nine months ended September 30, 2005.  Retail home sales revenue for the nine months ended September 30, 2006, was $7.6 million as compared to $34.6 million in the nine months ended September 30, 2005.

Net loss attributable to common shareholders for the nine months ended September 30, 2006 was ($13.5) million, or ($0.33) per share, compared to a net loss of ($161.0) million, or ($3.94) per share, in the nine months ended September 30, 2005.  Net income in the nine months ended September 30, 2006 includes gains on sales of discontinued operations of $31.1 million, or $0.75 per share, associated with the closing of community sales contracts as discussed below.  Net income in the nine months ended September 30, 2005, includes $101.0 million, or $2.47 per share, of impairment and executive severance charges, net of minority interest.

Community Sales Results

During the second quarter of 2006, the Company discontinued, and entered into contracts to sell, two communities in addition to the previously announced contracts to sell 38 communities.  Through September 30, 2006, the Company has closed sales for 39 of these 40 communities, resulting in $83.7 million of cash proceeds net of related debt, defeasance and other closing costs of $74.3 million.  The Company expects to close the sale of one additional community during 2007.  However, there can be no assurance that the Company will realize net cash proceeds from the sale of this community or that the sale under this contract will ultimately close.

For the third quarter and first nine months of 2006, the Company recorded gains totaling $5.2 million and $31.1 million, respectively, on the closing of the above-mentioned community sales.  The Company records such gains on sales only when the sales close.  In the third quarter of 2005, the Company recorded charges of $6.5 million for the discontinued communities in which the Company expected to incur a loss.  There can be no assurances that the remaining community sale transactions will close, or that, if it does close, any gain will be recognized with respect to any such transaction.

Balance Sheet and Liquidity

At September 30, 2006, the Company had $31.1 million in cash and cash equivalents, approximately $105.8 million of additional borrowing capacity available under its lease receivables line of credit and approximately $18.7 million available under its consumer finance facility.  On July 11, 2006, as previously announced, the Company entered into a $230 million mortgage debt facility in which it repaid approximately $175 million of its senior variable rate mortgage and its revolving credit mortgage facility and, with the additional $55 million, paid debt issuance expenses and partially repaid its lease receivables facility and its consumer finance facility.  The Company also used the excess funds to complete a partial defeasance of one of its communities that is held for sale.  As a result of the refinancing, the Company increased the proportion of our fixed rate debt to approximately 91% at September 30, 2006, as compared to 75% at June 30, 2006.

At September 30, 2006, the Company had approximately $1.1 billion in outstanding debt.  The weighted average interest rate on the Company’s aggregate outstanding debt was 6.64% at September 30, 2006 as compared to 7.12% at June 30, 2006. Approximately 98% of the Company’s outstanding debt is due in 2008 or later.

Third Quarter 2006 Conference Call

The Company will host a conference call, tomorrow, Friday, November 3, 2006, at 9:00 A.M. Eastern time. The call will be webcast live over the Internet from the Company’s website at www.aboutarc.com under the section titled “Webcast”. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.  The call also can be accessed live over the phone by dialing (800) 289-0533 or (913) 981-5525 for international callers.

A replay will be available at approximately 8:00 P.M. Eastern time after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password is 2709498. The replay will be available from November 3, 2006 through November 10, 2006, and also will be archived on ARC’s website.

About Affordable Residential Communities Inc.

Affordable Residential Communities Inc. (“ARC”), excluding discontinued operations, currently owns and operates approximately 57,375 homesites located in 276 communities in 24 states. ARC is focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Englewood, CO.

CONTACTS

Affordable Residential Communities Inc.
Larry Willard, Chief Executive Officer

(866) 847-8931

investor.relations@aboutarc.com

                or

Integrated Corporate Relations, Inc.
Brad Cohen, (203) 682-8211

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ materially from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general risks affecting the real estate industry; the Company’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales and financing activity; completion of pending acquisitions and sales, if any, and terms of and timing with respect thereto; the Company’s growth and expansion into new markets or successful integration of acquisitions; and the effect of interest rates.  Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2005 Annual Report on Form 10-K (included under the heading “Forward-Looking Statements”), and in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov).  The forward-looking statements contained in this news release speak only as of the date of the release, and the Company assumes no obligation to update the forward-looking statements or update the reasons why actual results could differ from those contained in the forward-looking statements.

Affordable Residential Communities Inc.

Unaudited Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	June 30,	September 30,		September 30,
	2006	2006	2005	2006	2005
Revenue
Rental income	$52,047	$52,114	$48,629	$155,154	$141,970
Sales of manufactured homes	2,993	1,916	10,745	7,582	34,599
Utility and other income	6,339	6,590	6,280	19,457	16,470
Net consumer finance interest income	245	558	—	982	—
Total revenue	61,624	61,178	65,654	183,175	193,039
Expenses
Property operations	16,299	18,847	20,538	51,601	56,957
Real estate taxes	5,028	4,816	3,938	14,984	11,975
Cost of manufactured homes sold	2,565	1,502	10,123	6,376	32,173
Retail home sales, finance and insurance	2,885	2,227	7,166	7,050	14,241
Property management	1,586	1,549	3,030	4,727	7,541
General and administrative	4,991	4,974	7,334	14,386	19,217
Early termination of debt	—	556	—	556	—
Depreciation and amortization	21,790	21,145	19,614	64,559	54,696
Real estate and retail home asset impairment	—	—	23,158	—	23,158
Goodwill impairment	—	—	74,793	—	74,793
Loss on sale of airplane	—	—	—	541	—
Net consumer finance interest expense	—	—	20	—	669
Interest expense	20,016	18,740	19,577	58,345	52,319
Total expenses	75,160	74,356	189,291	223,125	347,739
Interest income	(448)	(255)	(743)	(1,126)	(1,384)
Loss before allocation to minority interest	(13,088)	(12,923)	(122,894)	(38,824)	(153,316)
Minority interest	284	182	5,106	744	6,278
Loss from continuing operations	(12,804)	(12,741)	(117,788)	(38,080)	(147,038)
Income (loss) from discontinued operations	659	243	(6,859)	2,552	(5,820)
Gain (loss) on sale of discontinued operations	15,613	5,220	—	31,130	(678)
Income taxes on discontinued operations	(74)	206	—	(239)	—
Minority interest in discontinued operations	(569)	(196)	296	(1,175)	276
Net income (loss)	2,825	(7,268)	(124,351)	(5,812)	(153,260)
Preferred stock dividend	(2,578)	(2,578)	(2,578)	(7,734)	(7,734)
Net income (loss) attributable to common stockholders	$247	$(9,846)	$(126,929)	$(13,546)	$(160,994)

Loss per share from continuing operations
Basic loss per share	$(0.37)	$(0.37)	$(2.94)	$(1.11)	$(3.79)
Diluted loss per share	$(0.37)	$(0.37)	$(2.94)	$(1.11)	$(3.79)

Income (loss) per share from discontinued operations
Basic income (loss) per share	$0.38	$0.13	$(0.16)	$0.78	$(0.15)
Diluted income (loss) per share	$0.38	$0.13	$(0.16)	$0.78	$(0.15)

Income (loss) per share attributable to common stockholders
Basic income (loss) per share	$0.01	$(0.24)	$(3.10)	$(0.33)	$(3.94)
Diluted income (loss) per share	$0.01	$(0.24)	$(3.10)	$(0.33)	$(3.94)

Weighted average share information Common shares outstanding	41,292	41,313	40,886	41,263	40,875

Affordable Residential Communities Inc.

Unaudited Real Estate Net Segment Income

(Amounts in thousands, except homesite data)

	Three Months Ended			Nine Months
	June 30,	September 30,		Ended September 30,
	2006	2006	2005	2006	2005

Average total homesites	57,361	57,370	57,335	57,354	57,699
Average total rental homes	9,360	9,490	8,434	9,369	7,948
Average occupied homesites - homeowners	39,768	39,335	41,338	39,794	41,593
Average occupied homesites - rental homes	8,144	8,456	7,348	8,050	6,412
Average total occupied homesites	47,912	47,791	48,686	47,844	48,005
Average occupancy - rental homes	87.0%	89.1%	87.1%	85.9%	80.7%
Average occupancy - total	83.5%	83.3%	84.9%	83.4%	83.2%

Real estate revenue
Homeowner rental income	$37,082	$36,801	$35,276	$110,834	$106,440
Home renter rental income	14,764	15,090	13,108	43,679	34,707
Other	201	223	245	641	823
Rental income	52,047	52,114	48,629	155,154	141,970
Utility and other income	6,194	6,470	5,302	18,966	14,941
Total real estate revenue	58,241	58,584	53,931	174,120	156,911
Real estate expenses
Property operations expenses	16,299	18,847	20,538	51,601	56,957
Real estate taxes	5,028	4,816	3,938	14,984	11,975
Total real estate expenses	21,327	23,663	24,476	66,585	68,932

Real estate net segment income	$36,914	$34,921	$29,455	$107,535	$87,979

Average monthly rental income per total occupied homesite (1)	$362	$363	$333	$360	$329

Average monthly homeowner rental income per homeowner occupied homesite (2)	$311	$312	$284	$309	$284

Average monthly home renter income per occupied rental home (3)	$604	$595	$595	$603	$601

	September 30,
	2006	2005

Total communities	276	276
Total homesites	57,375	57,232
Occupied homesites	47,783	48,767
Total rental homes owned	9,559	8,889
Occupied rental homes	8,643	7,672

(1)  Average monthly rental income per occupied homesite is defined as rental income divided by average total occupied homesites divided by the number of months in the period.

(2)  Average monthly homeowner rental income per homeowner occupied homesite is defined as homeowner rental income divided by average homeowner occupied homesites divided by the number of months in the period.

(3)  Average monthly home renter income per occupied rental home is defined as home renter rental income divided by average occupied rental homes divided by the number of months in the period.

Affordable Residential Communities Inc.

Unaudited Reconciliation of Net Segment Income to Net Income (Loss)

Attributable to Common Stockholders

(Amounts in thousands)

	Three Months Ended			Nine Months
	June 30,	September 30,		Ended September 30,
	2006	2006	2005	2006	2005
Total revenue
Real estate	$58,241	$58,584	$53,931	$174,120	$156,911
Retail home sales	2,993	1,916	10,773	7,597	34,632
Finance and insurance	390	678	950	1,458	1,496
	61,624	61,178	65,654	183,175	193,039

Operating expenses, cost of manufactured homes sold and real estate taxes
Real estate	21,327	23,663	24,476	66,585	68,932
Retail home sales	4,742	3,063	15,480	11,304	43,051
Finance and insurance	708	666	1,809	2,122	3,363
	26,777	27,392	41,765	80,011	115,346
Net segment income
Real estate	36,914	34,921	29,455	107,535	87,979
Retail home sales	(1,749)	(1,147)	(4,707)	(3,707)	(8,419)
Finance and insurance	(318)	12	(859)	(664)	(1,867)
	34,847	33,786	23,889	103,164	77,693
Other expenses:
Property management	1,586	1,549	3,030	4,727	7,541
General and administrative	4,991	4,974	7,334	14,386	19,217
Early termination of debt	—	556	—	556	—
Depreciation and amortization	21,790	21,145	19,614	64,559	54,696
Real estate and retail home asset impairment	—	—	23,158	—	23,158
Goodwill imipairment	—	—	74,793	—	74,793
Loss on sale of airplane	—	—	—	541	—
Net consumer finance interest expense	—	—	20	—	669
Interest expense	20,016	18,740	19,577	58,345	52,319

Total other expenses	48,383	46,964	147,526	143,114	232,393

Interest income	(448)	(255)	(743)	(1,126)	(1,384)

Loss before allocation to minority interest	(13,088)	(12,923)	(122,894)	(38,824)	(153,316)

Minority interest	284	182	5,106	744	6,278

Loss from continuing operations	(12,804)	(12,741)	(117,788)	(38,080)	(147,038)
Income (loss) from discontinued operations	659	243	(6,859)	2,552	(5,820)
Gain (loss) on sale of discontinued operations	15,613	5,220	—	31,130	(678)
Income taxes on discontinued operations	(74)	206	—	(239)	—
Minority interest in discontinued operations	(569)	(196)	296	(1,175)	276

Net income (loss)	2,825	(7,268)	(124,351)	(5,812)	(153,260)

Preferred stock dividend	(2,578)	(2,578)	(2,578)	(7,734)	(7,734)

Net income (loss) attributable to common stockholders	$247	$(9,846)	$(126,929)	$(13,546)	$(160,994)

Affordable Residential Communities Inc.

Unaudited Homeowner and Home Renter Activity

	Three Months Ended			Nine Months
	June 30,	September 30,		Ended September 30,
	2006	2006	2005	2006	2005

Homeowner activity:
Homeowner move ins	278	235	66	766	453
Homeowner move outs	(540)	(527)	(629)	(1,615)	(2,058)
Home sales	130	91	583	353	2,224
Repossession move outs.	(352)	(227)	(427)	(891)	(1,476)
Net homeowner activity	(484)	(428)	(407)	(1,387)	(857)

Home renter activity:
Home renter move ins	945	895	416	2,767	2,280
Home renter lease with option to purchase move ins	403	478	1,764	1,270	3,746
Home renter move outs	(949)	(1,066)	(1,422)	(2,862)	(3,743)
Net home renter activity	399	307	758	1,175	2,283

Net activity	(85)	(121)	351	(212)	1,426

The following reconciles the above activity to the period end occupied homesites.

Net homeowner activity	(484)	(428)	(407)	(1,387)	(857)
Occupied homeowner sites, beginning of period	40,052	39,568	41,502	40,527	41,952
Occupied homeowner sites, end of period	39,568	39,140	41,095	39,140	41,095

Net home renter activity	399	307	758	1,175	2,283
Occupied home renter sites, beginning of period	7,937	8,336	6,914	7,468	5,389
Occupied home renter sites, end of period	8,336	8,643	7,672	8,643	7,672

Total occupied homesites, end of period	47,904	47,783	48,767	47,783	48,767
Total occupancy percentage (a)	83.5%	83.3%	85.2%	83.3%	85.2%

(a)   The Company removed a net 586 lots from its homesite count from December 31, 2004 to September 30, 2006 as part of its ongoing review of operations.

Affordable Residential Communities Inc.

Unaudited Consolidated Balance Sheets

(Amounts in thousands)

	September 30,	December 31,
	2006	2005

Assets
Rental and other property, net	$1,403,471	$1,454,689
Assets held for sale	15,012	130,733
Cash and cash equivalents	31,109	27,926
Restricted cash	6,782	7,022
Tenant and other receivables, net	4,481	3,945
Notes receivable, net	31,266	33,418
Loan origination costs, net	17,834	16,178
Loan reserves	34,906	35,088
Lease intangibles and customer relationships, net	7,858	12,055
Prepaid expenses and other assets	8,764	7,427
Total assets	$1,561,483	$1,728,481

Liabilities and Stockholders’ Equity
Notes payable	$1,053,959	$1,146,930
Liabilities related to assets held for sale	361	56,220
Accounts payable and accrued expenses	26,544	32,658
Dividends payable	1,903	1,887
Tenant deposits and other liabilities	16,795	14,789
Total liabilities	1,099,562	1,252,484

Minority interest	28,704	31,902

Commitments and contingencies

Stockholders’ equity
Preferred stock, no par value, 5,750,000 shares authorized, 5,000,000 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively; liquidation preference of $25 per share plus accrued but unpaid dividends	119,108	119,108
Common stock, $.01 par value, 100,000,000 shares authorized, 41,329,705 and 40,971,423 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	413	410
Additional paid-in capital	794,449	791,201
Accumulated other comprehensive income	—	583
Retained deficit	(480,753)	(467,207)
Total stockholders’ equity	433,217	444,095
Total liabilities and stockholders’ equity	$1,561,483	$1,728,481